TEMPUR SEALY PROVIDES BUSINESS UPDATE
- Revises Full Year Financial Guidance

LEXINGTON, KY, SEPTEMBER 27, 2016 - Tempur Sealy International, Inc. (NYSE: TPX) today provided an update to its financial guidance for full year 2016 and sales trends in advance of its participation at a financial conference.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Third quarter net sales are below our prior expectations. We currently expect net sales for the full year to be down 1 to 3 percent as compared to 2015. For the full year 2016, the Company currently expects Adjusted EBITDA to range from $500 million to $525 million."

Thompson concluded, “While our net sales are below expectations, our operational initiatives are going well and are continuing to drive considerable margin expansion. The net impact of the revenue shortfall and our continued margin expansion is that we felt it was appropriate to lower the midpoint of our adjusted EBITDA guidance by 5%. The midpoint of this updated guidance implies an increase in adjusted EBITDA of approximately 12% and approximately 20% growth in adjusted earnings per share compared to 2015."

The Company will report third quarter results on October 27, 2016 and host an investor call.

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.

As previously announced, Tempur Sealy management is scheduled to present at the Deutsche Bank Annual Leveraged Finance Conference today. As the quarter is not closed additional comments on third quarter performance will be limited.

Date: September 27, 2016
Time: 2:15 p.m. local time, 5:15 p.m. ET
Location: Phoenix, AZ

The presentation is being webcast and will also be accessible on the investor relations section of the Company's website, http://www.tempursealy.com. Time listed is subject to change.

Forward-looking Statements

This press release contains "forward-looking statements," within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding net sales trends, net sales for the third quarter of 2016, adjusted EBITDA and adjusted earnings per share for full year 2016 and performance generally for 2016. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing;

changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

There are a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results to differ materially from those expressed as forward-looking statements in this press release, including the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) is the world's largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic® and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact

Barry Hytinen
Executive Vice President, Chief Financial Officer
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com